EXHIBIT 99.1
BANCORPSOUTH, INC.
FOR IMMEDIATE RELEASE

NEWS RELEASE
March 21, 2007	For Further Information Contact:
L. Nash Allen, Jr.
Treasurer and Chief Financial Officer
662/680-2330
BancorpSouth, Inc. Announces
Repurchase of up to Three Million Shares of Common Stock
TUPELO, Miss., March 21 — BancorpSouth, Inc. (NYSE: BXS) announced today that it is commencing a new common stock repurchase program on May 1, 2007 whereby BancorpSouth may acquire up to three million shares of its common stock. This new repurchase program replaces the program that is expiring on April 30, 2007, under which BancorpSouth was also authorized to repurchase up to three million shares of its common stock.
The shares may be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions at prices and on terms as the officers of BancorpSouth determine during the period between May 1, 2007 and April 30, 2009. The extent and timing of any repurchases will depend on market conditions and other corporate considerations. Repurchased shares will be held as authorized but unissued shares. These authorized but unissued shares will be available for use in connection with BancorpSouth’s equity-based compensation plans, other compensation programs, capital-raising or other transactions or for other corporate purposes as determined by BancorpSouth’s Board of Directors.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $13.0 billion in assets. BancorpSouth operates approximately 289 commercial banking, insurance, trust, broker/dealer and consumer finance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas.
Forward-Looking Statements
Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “believe,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, those relating to the method of repurchasing shares under the share repurchase program, the extent and timing of such repurchases, the status of repurchased shares and the availability of repurchased shares for use by BancorpSouth. We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors.

These factors may include, but are not limited to, changing market conditions, changes in the market price of BancorpSouth’s common stock, lack of adequate funding for stock repurchases, regulatory constraints and other factors as may be identified from time to time in BancorpSouth’s filings with the Securities and Exchange Commission or in BancorpSouth’s news releases. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000
BancorpSouth, Inc. is a financial holding company.